Exhibit 2.1
SECURITIES PURCHASE AGREEMENT
by and among

Brian E. Stafford and Debra A. Stafford, Trustees of the Brian and Debra Stafford 1997 Trust, UTA dated April 29, 1997,
Patrick G. Spink and Maija K. Spink, Trustees of the Patrick and Maija Spink 1997 Trust, UTA dated April 22, 1997,
David Christopher Hessler,
Accelrys, Inc.

and

Patrick G. Spink,
as Sellers’ Representative
with respect to the acquisition of
ChemSW, Inc.

Dated as of September 3, 2013

5.1	Documents Delivered by Sellers	28
5.2	Documents Delivered by Buyer	28
ARTICLE VI	Indemnification	29
6.1	Survival of Representations, Etc	29
6.2	Indemnification Rights	30
6.3	Indemnification Payments; Remedies	31
6.4	Defense of Third Party Claims	33
6.5	Exercise of Remedies; Tax Treatment	34
ARTICLE VII	MISCELLANEOUS	35
7.1	Sellers' Representative	35
7.2	Amendment and Modification	36
7.3	Waiver of Compliance; Consents	36
7.4	Notices	37
7.5	Assignment; Third-Party Beneficiaries	38
7.6	Governing Law	38
7.7	Specific Enforcement; Consent to Jurisdiction	38
7.8	WAIVER OF JURY TRIAL	38
7.9	Counterparts	38
7.10	Severability	39
7.11	Interpretation	39
7.12	Schedules; Listed Documents, Etc	40
7.13	Representation of the Company and Sellers	40
7.14	Entire Agreement	41

EXHIBITS

Exhibit A    Certain Definitions
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Founder Retention Bonus Agreement
Exhibit D    Amendment to Lease
Exhibit E    Form of Non-Competition Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of September 3, 2013 by and among: (i) Brian E. Stafford and Debra A. Stafford, Trustees of the Brian and Debra Stafford 1997 Trust, UTA dated April 29, 1997 (the “Stafford Trust”); (ii) Patrick G. Spink and Maija K. Spink, Trustees of the Patrick and Maija Spink 1997 Trust, UTA dated April 22, 1997 (the “Spink Trust”); (iii) David Christopher Hessler (Mr. Hessler, together with the Spink Trust and the Stafford Trust, each, a “Seller” and collectively, “Sellers”); (iv) Accelrys, Inc., a Delaware corporation (“Buyer”); and (v) Patrick G. Spink, as the representative (the “Sellers’ Representative”) of Sellers. Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    The Founders collectively own 100% of the issued and outstanding capital stock of ChemSW, Inc., a California corporation (the “Company”).
B.    Pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, all of the issued and outstanding securities in the Company (collectively, the “Securities”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE OF SECURITIES
1.1    Purchase of Securities. On the terms and subject to the conditions hereof, at the Closing, Sellers shall sell and transfer to Buyer, and Buyer shall purchase and acquire from Sellers, the Securities.
1.2    Purchase Price; Net Closing Consideration. At the Closing, in partial consideration for the sale of the Securities, Buyer shall pay to Sellers, by wire transfer of immediately available funds to one or more account(s) designated by Sellers as set forth on the flow of funds memorandum mutually agreed to and executed by Buyer and the Sellers’ Representative (the “Flow of Funds Memorandum”), an amount in cash equal to:

(i) $15,000,000 (the “Purchase Price”), as increased by any Estimated Working Capital Overage or decreased by any Estimated Working Capital Shortfall, as applicable, determined pursuant to Section 1.4; minus (ii) all Company Transaction Fees that are unpaid prior to the Effective Time; minus (iii) all Change in Control Payments that are unpaid prior to the Effective Time; minus (iv) all Company Warrant Payments; minus (v) all outstanding Debt of the Company; plus (vi) the Tax Offset Amount (the “Net Closing Consideration”). Notwithstanding any adjustments that may be made to the Net Closing Consideration following the Closing pursuant to Section 1.4(h) based on the Final Adjustment Amount, the parties acknowledge and agree that the Estimated Adjustment Amount shall be used for purposes of determining the amount of the Net Closing Consideration on the Closing Date. At the Closing, $200,000 will be paid to the Sellers’ Representative out of the Net Closing Consideration for the Expense Fund.
1.3    Closing; Effective Time. The consummation of the sale and purchase of the Securities pursuant to this Agreement (the “Closing”) will take place at 10:00 a.m. Pacific Time on the date hereof (the “Closing Date”), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Paul Hastings LLP located at 4747 Executive Drive, 12th Floor, San Diego, California 92121, or at such other location as the parties hereto shall mutually agree. By mutual agreement of the parties hereto, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile exchange of signatures, with exchange of original signatures by overnight mail. To the extent permitted by Applicable Law and GAAP, for tax and accounting purposes, the parties will treat the Closing as being effective as of 11:59 p.m. Pacific Time on the Closing Date (the “Effective Time”).
1.4    Working Capital Adjustment.
(a)    No later than two (2) business days prior to the Closing Date, Sellers shall deliver to Buyer an unaudited pro forma estimated balance sheet for the Company as of 11:59 p.m. Pacific Time on the Closing Date (the “Estimated Closing Balance Sheet”), together with an estimated, itemized calculation, based on the Estimated Closing Balance Sheet, of the Working Capital Amount as of 11:59 p.m. Pacific Time on the Closing Date (the “Estimated Working Capital Amount”). Except as set forth on Schedule 1.4 of the Seller Disclosure Schedule, each of the line items comprising the Estimated Closing Balance Sheet shall be prepared in accordance with GAAP as consistently applied by the Company. Sellers shall thereafter provide Buyer with access to the working papers of the Company relating to the Estimated Closing Balance Sheet and the resulting calculation of the Estimated Working Capital Amount, as well as any other information used in preparing the Estimated Closing Balance Sheet as is reasonably requested by Buyer.
(b)    At any time prior to the Closing Date, Buyer shall have the right to object to the Estimated Closing Balance Sheet or the Estimated Working Capital Amount by delivering written notice of such objection to Sellers.  If Buyer does not provide such written notice of objection to Sellers, then the Estimated Closing Balance Sheet and the Estimated Working Capital Amount shall, subject to Section 1.4(d), be deemed accepted by Buyer, and the Estimated Adjustment Amount shall be calculated in accordance with Section 1.4(c) based thereon.  If, on the other hand, Buyer provides such written notice of objection to Sellers prior to the Closing Date, then Representatives of Buyer and Sellers shall meet as promptly as practicable to discuss in good faith the Estimated Closing Balance Sheet and the Estimated Working Capital Amount; provided, however, that if, following such discussions, such Representatives of Buyer and Sellers are unable to agree in good faith prior to the Closing Date on the Estimated Closing Balance Sheet and the Estimated Working Capital Amount, then for purposes of calculating the Estimated Adjustment Amount in accordance with Section 1.4(c), the Estimated Working Capital Amount shall be deemed to be equal to the lesser of: (i) the Estimated Working Capital Amount as presented by Sellers; and (ii) the Target Working Capital Amount.
(c)    The “Estimated Adjustment Amount” shall be an amount equal to: (i) $0 if the Estimated Working Capital Amount is equal to the Target Working Capital Amount; (ii) if the Estimated Working Capital Amount is less than the Target Working Capital Amount, the absolute value of the difference of (A) the Target Working Capital Amount, minus (B) the Estimated Working Capital Amount (the “Estimated Working Capital Shortfall”); and (iii) if the Estimated Working Capital Amount is greater than the Target Working Capital Amount, the absolute value of the difference of (A) the Estimated Working Capital Amount, minus (B) the Target Working Capital Amount (the “Estimated Working Capital Overage”).
(d)    Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative an unaudited balance sheet for the Company as of 11:59 p.m. Pacific Time on the Closing Date (the “Reviewed Closing Balance Sheet”), together with an itemized calculation, based on the Reviewed Closing Balance Sheet, of the Working Capital Amount as of 11:59 p.m. Pacific Time on the Closing Date (the “Reviewed Working Capital Amount”). Except as set forth on Schedule 1.4 of the Seller Disclosure Schedule, the Reviewed Closing Balance Sheet shall be prepared in accordance with GAAP as consistently applied by the Company. If Buyer fails to deliver the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount to the Sellers’ Representative within such sixty (60) day period, the Final Working Capital Amount shall be deemed to be equal to the Estimated Working Capital Amount as originally calculated by Sellers and delivered to Buyer pursuant to Section 1.4(a).
(e)    If the Sellers’ Representative disagrees with the Reviewed Closing Balance Sheet or Buyer’s calculation of the Reviewed Working Capital Amount, then during the forty-five (45) days following the date of the Sellers’ Representative’s receipt of the Reviewed Closing Balance Sheet, Buyer and the Company shall each provide the Sellers’ Representative and his Representatives with access to the working papers of Buyer and the books and records of the Company relating to the Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Working Capital Amount, as well as any other information used in preparing the Reviewed Closing Balance Sheet as is reasonably requested by the Sellers’ Representative. The Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Working Capital Amount shall become final and binding at the end of such forty-five (45) day period unless, prior to the end of such period, the Sellers’ Representative shall have delivered to Buyer written notice of his disagreement with such Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Working Capital Amount (a “Disagreement Notice”), specifying the nature and amount of any disputed item. The Sellers’ Representative and Buyer shall be deemed to have agreed with all items and amounts in the Reviewed Closing Balance Sheet not specifically referenced in the Disagreement Notice, and such items and amounts shall not be subject to review in accordance with Section 1.4(f).
(f)    In the event that any Disagreement Notice is timely provided to Buyer pursuant to Section 1.4(e), Buyer and the Sellers’ Representative shall cooperate for a period of thirty (30) days after Buyer’s receipt of the Disagreement Notice (or such longer period as Buyer and the Sellers’ Representative may mutually agree in writing) to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount. If, at the end of such thirty (30) day period, Buyer and the Sellers’ Representative are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Working Capital Amount, then the independent accounting firm of recognized national standing as may be mutually selected by Buyer and the Sellers’ Representative and with whom no party hereto nor its Affiliates had or continues to have a business relationship) (the “Auditor”) shall be engaged by both Buyer and the Sellers’ Representative to resolve any remaining disagreements with respect to the Reviewed Closing Balance Sheet and/or the Reviewed Working Capital Amount. Buyer and the Sellers’ Representative shall instruct the Auditor to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether and to what extent the Reviewed Closing Balance Sheet and/or the Reviewed Working Capital Amount requires adjustment; provided, however, that the Auditor shall be authorized to resolve only those items remaining in dispute between Buyer and the Sellers’ Representative in accordance with the provisions of Section 1.4(e), in each case within the range of the difference between Buyer’s position with respect thereto and the Sellers’ Representative’s position with respect thereto. The fees and expenses of the Auditor shall be divided evenly between Buyer and the Sellers’ Representative (with the portion of such fees and expenses due from the Sellers’ Representative being deducted from the Escrow Fund pursuant to joint written instructions of Buyer and the Sellers’ Representative delivered to the Escrow Agent).
(g)    The “Final Working Capital Amount” shall be equal to: (i) the Reviewed Working Capital Amount, in the event that the Sellers’ Representative does not provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 1.4(e); (ii) the as-adjusted Reviewed Working Capital Amount as may be agreed to in writing by Buyer and the Sellers’ Representative, in the event that the Sellers’ Representative provides a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 1.4(e) and Buyer and the Sellers’ Representative are able to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount pursuant to the first sentence of Section 1.4(f); or (iii) the as-adjusted Reviewed Working Capital Amount as determined by the Auditor pursuant to Section 1.4(f), in the event that the Sellers’ Representative provides a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 1.4(e) and Buyer and the Sellers’ Representative are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Working Capital Amount pursuant to the first sentence of Section 1.4(f). The Final Working Capital Amount shall be set forth on the “Final Closing Balance Sheet” which shall be: (x) the Reviewed Closing Balance Sheet, in the event that the Sellers’ Representative does not provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 1.4(e); (y) the as-adjusted Reviewed Closing Balance Sheet as may be agreed to in writing by Buyer and the Sellers’ Representative, in the event that the Sellers’ Representative provides a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 1.4(e) and Buyer and the Sellers’ Representative are able to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount pursuant to the first sentence of Section 1.4(f); or (z) the as-adjusted Reviewed Closing Balance Sheet as determined by the Auditor pursuant to Section 1.4(f), in the event that the Sellers’ Representative provides a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 1.4(e) and Buyer and the Sellers’ Representative are unable to resolve any disagreements with respect to the

Reviewed Closing Balance Sheet or the Reviewed Working Capital Amount pursuant to the first sentence of Section 1.4(f).
(h)    If the Estimated Working Capital Amount is greater than (i.e., more positive or less negative) the Final Working Capital Amount, then the absolute value of the difference between the Estimated Working Capital Amount, minus the Final Working Capital Amount shall be referred to as a “Reviewed Working Capital Shortfall”. If the Final Working Capital Amount is greater than (i.e., more positive or less negative) the Estimated Working Capital Amount, then the absolute value of the difference between the Final Working Capital Amount, minus the Estimated Working Capital Amount shall be referred to as a “Reviewed Working Capital Overage”.
(i)    The “Final Adjustment Amount” shall be an amount equal to either the Reviewed Working Capital Shortfall or the Reviewed Working Capital Overage, as applicable.
(ii)    In the event that the Final Adjustment Amount is a Reviewed Working Capital Shortfall, the Net Closing Consideration shall be reduced by the absolute value of such amount and Buyer shall recover such amount from either the Escrow Fund, in which case Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such amount to Buyer, or directly from Sellers; provided, however, that recovery from the Escrow Fund of all or any portion of the amount due to Buyer pursuant to this Section 1.4(h)(ii) shall be treated, for procedural purposes only, in the same manner as indemnification payments made from the Escrow Fund in respect of Damages for Non-Escrow Matters in accordance with Section 6.3(b)(ii).
(iii)    In the event that the Final Adjustment Amount is a Reviewed Working Capital Overage, the Net Closing Consideration shall be increased by the absolute value of such amount and Buyer shall cause such amount to be paid to Sellers, by wire transfer of immediately available funds to one or more account(s) designated by Sellers, in accordance with each Seller’s Pro Rata Share.
(i)    Any payments to be made pursuant to Section 1.4(h) shall be made within ten (10) business days of the final determination of the Final Adjustment Amount pursuant to Section 1.4(h) and shall bear interest from the Effective Time to the date of such payment at a rate, calculated daily on the basis of a year of 365 days and the actual number of days elapsed, equal to the prime rate of interest as announced or published in The Wall Street Journal on the Closing Date.
1.5    Escrow Fund; Pro Rata Share.
(a)    Upon the Closing, an escrow (the “Escrow Fund”) in the amount of $2,125,000 (the “Escrow Amount”) will be paid to the Escrow Agent out of the Net Closing Consideration to serve as collateral and partial security for certain rights of Buyer and the other Indemnitees hereunder.
(b)    The parties hereto agree that Silicon Valley Bank will act as escrow agent in connection with the transactions contemplated by this Agreement (the “Escrow Agent”) pursuant to the terms of an escrow agreement by and among the Sellers’ Representative, Buyer and the Escrow

Agent substantially in the form of Exhibit B (the “Escrow Agreement”), which provides, among other things, for payments, as necessary, to secure the rights of the Indemnitees as set forth in Article VI. The Escrow Amount shall be held, administered and released by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Agreement shall provide that on the date that is eighteen (18) months following the Closing Date, the Escrow Agent shall disburse all amounts remaining in the Escrow Fund to Sellers, in accordance with each Seller’s Pro Rata Share, less any amounts retained in the Escrow Fund in accordance with the Escrow Agreement for claims which remain pending as of such date.
(c)    The parties acknowledge and agree that: (i) Buyer shall pay any initial setup fees associated with the establishment of the Escrow Fund; and (ii) any remaining fees associated with the maintenance of the Escrow Fund shall be deducted from the Escrow Fund in accordance with the terms of the Escrow Agreement; provided, however, with respect to any provision of the Escrow Agreement which allows the Escrow Agent to recover costs and expenses (including attorney’s fees) under indemnification provisions of the Escrow Agreement, such costs and expenses (including reasonable attorney’s fees) shall be borne equally by Buyer on the one hand, and Sellers on the other.
(d)    The portion of the Escrow Fund (expressed as a percentage) attributable to each Seller shall be equal to such Seller’s Pro Rata Share.
1.6    Retention. At the Closing, Buyer and each Founder shall enter into a Founder Retention Bonus Agreement, in the form attached hereto as Exhibit C (the “Founder Retention Bonus Agreement”).
1.7    Further Action. Upon the request of either the Sellers’ Representative or Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers jointly and severally represent and warrant to Buyer as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to Buyer and dated as of the date hereof (the “Seller Disclosure Schedule”):
2.1    Organization, Etc.
(a)    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in material liability to the Company.
(b)    The Company is not in violation of any provision of its articles of incorporation, bylaws or other organizational documents. The Company has no Subsidiaries. Sellers have made available to Buyer accurate and complete copies of the articles of incorporation, bylaws and any other organizational documents of the Company, in each case as currently in effect.
2.2    Authority; Binding Nature. Each Seller has all requisite power and authority to: (i) execute and deliver this Agreement; and (ii) consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.
2.3    No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of Sellers or the Company in connection with the consummation by Sellers of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated hereby by Sellers, nor compliance by Sellers with all of the provisions hereof will: (i) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (in each case, as applicable) of the Company or any Seller; (ii) violate any Applicable Law; or (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material adverse change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any Company Contract (assuming the consents set forth in Schedule 2.3 of the Seller Disclosure Schedule have been obtained). Schedule 2.3 of the Seller Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Contracts.
2.4    Capitalization.
(e)    The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. As of the date hereof, there are: (i) 6,250,000 shares of Company Common Stock outstanding; and (ii) no treasury shares.
(f)    Except as set forth in Section 2.4(a) or on Schedule 2.4(b) of the Seller Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests in, other voting securities of or other ownership interests in the Company or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in the Company.
(g)    Except as set forth on Schedule 2.4(c) of the Seller Disclosure Schedule, all outstanding Securities have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, the certificate of incorporation, bylaws or other organizational documents of the Company, or any Company Contract.
(h)    Accurate and complete copies of the forms of each Company Warrant and each agreement relating to the acquisition or exercise of each Company Warrant have been made available to Buyer. Such forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms, other than the Warrant Termination Agreements.
2.5    Compliance with Applicable Laws. The Company is, and has at all times since January 1, 2009 been, in compliance in all material respects with all Applicable Laws. Since January 1, 2009, the Company has not received any written notice or, to Sellers’ knowledge, other communication from any Government Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Applicable Law.
2.6    Company Financial Statements. The audited financial statements for the Company as of and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 and the unaudited financial statements for the Company for the six (6) months ended June 30, 2013, in each case provided to Buyer prior to the date hereof, are herein referred to as the “Company Financial Statements” and the balance sheet for the Company as of June 30, 2013 is herein referred to as the “Company Balance Sheet”. Except as set forth on Schedule 2.6 of the Seller Disclosure Schedule, the Company’s Financial Statements (including, in each case, any related notes thereto): (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as in effect on the date of such Company Financial Statements (or such other date as may be reflected in such Company Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Company Financial Statements, except as such unaudited portion of the Company Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material); and (ii) fairly present, in all material respects, the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Company Financial Statements, except as such unaudited portion of the Company Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). Except as set forth on Schedule 2.6 of the Seller Disclosure Schedule, no financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements. Except as required by GAAP, the Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Company Financial Statements. No current or former independent auditor for the Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company on a matter of accounting practices.
2.7    Title to Property. The Company has good and valid title to all of its material tangible properties and tangible assets, both real and personal, reflected in the Company Balance Sheet as being owned by the Company, and has valid leasehold interests in all material leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character other than Permitted Liens (except that no representation is made with respect to liens imposed against any leased properties or assets as a result of actions of the owner of such properties or assets). Schedule 2.7 of the Seller Disclosure Schedule identifies each parcel of real property owned or leased by the Company.
2.8    Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.15(h) of the Seller Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise) other than: (i) liabilities identified as such in the Company Balance Sheet; (ii) normal and recurring liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) liabilities for performance of obligations under Company Contracts, to the extent such liabilities are expressly set forth in the copies of such Company Contracts made available to Buyer prior to the date of this Agreement; and (iv) liabilities and obligations under this Agreement or any other Transaction Documents.
2.9    Absence of Changes or Events. Except as contemplated by this Agreement, since the date of the Company Balance Sheet, the Company has not experienced an event or events which individually or in the aggregate have resulted in a material adverse effect on the Company.
2.10    Litigation.
(a)    Except as disclosed on Schedule 2.10(a) of the Seller Disclosure Schedule, there is no private or governmental investigation known to Sellers or any claim, action, suit (whether in law or in equity), arbitration, mediation or proceeding of any nature (each, an “Action”) pending or, to Sellers’ knowledge, threatened against the Company or any of its officers, directors and managers (in their capacities as such), or involving any of its assets, before any Government Authority, arbitrator or mediator. There is no Action pending or, to Sellers’ knowledge, threatened against Sellers or the Company which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay Sellers from performing their obligations hereunder.
(b)    There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which the Company or any of its assets is or was a party or by which the Company or any of its assets is bound, the terms of which have not been satisfied by the Company.
2.11    Insurance. Schedule 2.11 of the Seller Disclosure Schedule lists: (i) all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of the Company or any Company Employee Benefit Plan or its fiduciaries (in their role as Company fiduciaries); (ii) the premiums and coverages of such policies; and (iii) all claims in excess of $10,000 made against any such policies since January 1, 2009 (excluding any claims under workers compensation insurance that no longer remain open and any claims under medical, dental and vision insurance). All such policies are in effect, and accurate and complete copies of all such policies have been made available to Buyer. The Company has not received written notice of the cancellation or threat of cancellation of any of such policies.
2.12    Contracts and Commitments.
(a)    Except as set forth on Schedule 2.12(a) of the Seller Disclosure Schedule, the Company is not a party to or bound by any of the following:
(i)    any Contract that provides for post-employment or post-consulting liabilities or obligations on the part of the Company, including severance pay;
(ii)    any Contract or Company Employee Benefit Plan under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise;
(iii)    any Contract currently in force relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $10,000, in each case other than inventory, products or services sold, licensed or provided in the ordinary course of business and consistent with past practice;
(iv)    any Contract under which the Company has an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person;
(v)    any Contract for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $10,000, in each case other than inventory, products or services sold, licensed or provided in the ordinary course of business and consistent with past practice;

(vi)    any Contract for the licensing of Software or for the provision of hardware or services, in each case by the Company as licensor or service provider, other than such Contracts entered into in the ordinary course of business in which the fees to the Company do not exceed $10,000;
(vii)    any Contract under which the Company acts as a guarantor of (A) the performance of any other Person (other than the Company) or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than the Company);
(viii)    any Contract under which the Company agrees to indemnification of its officers, directors, managers or agents;
(ix)    any Contract containing an obligation of the Company to indemnify any Person in an amount that exceeds the cash consideration actually received by the Company pursuant to such Contract;
(x)    any power of attorney authorizing the incurrence of an obligation on the part of the Company;
(xi)    any Contract which limits or restricts (A) where the Company may conduct business, (B) the type or lines of business (current or future) in which the Company may engage or (C) any acquisition of assets or stock (tangible or intangible) by the Company;
(xii)    any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $10,000;
(xiii)    any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by an the Company to customers in the ordinary course of business and consistent with past practice);
(xiv)    any Contract relating to any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;
(xv)    any collective bargaining agreements; or
(xvi)    any Contract which is an employment Contract between the Company and any individuals, excluding “at will” employment agreements.
Each Contract of the type described in this Section 2.12(a) and in existence as of the date hereof is referred to herein as a “Company Contract”.
(b)    An accurate and complete copy of each written Company Contract executed by the parties thereto (including all amendments thereto) has been made available to Buyer.
(c)    Neither the Company nor, to Sellers’ knowledge, any other party to a Company Contract, is in material breach, violation or default under, or has received written notice

(that has not been cured or corrected) that it has materially breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a material breach, violation or default under), any Company Contract.
(d)    Each Company Contract is a valid, binding and enforceable obligation of the Company and, to Sellers’ knowledge, of the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
2.13    Labor Matters; Employment and Labor Contracts.
(a)    Except as disclosed on Schedule 2.13(a) of the Seller Disclosure Schedule, the Company is not a party to any union Contract or other collective bargaining agreement, nor, to Sellers’ knowledge, are there any activities or proceedings of any labor union to organize any employees of the Company. The Company is in compliance in all material respects with all Applicable Laws respecting employment and employment practices and occupational health and safety requirements.
(b)    There is no labor strike, slowdown or stoppage pending or threatened against the Company. No petition for certification has been filed and is pending or, to Sellers’ knowledge, threatened to be filed before the National Labor Relations Board with respect to any employees of the Company. The Company has no material obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder. There are no material controversies pending or, to Sellers’ knowledge, threatened between the Company and any of its employees. Except as disclosed on Schedule 2.13(b) of the Seller Disclosure Schedule, the employment of each of the employees of the Company is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. Except as disclosed on Schedule 2.13(b) of the Seller Disclosure Schedule, the Company is not currently, nor has the Company ever been, a party to any Contract whereby it leases employees or other service providers from another Person.
(c)    No current employee of the Company has given written notice of his or her intent to terminate, nor, to Sellers’ knowledge, does any such employee intend to terminate or give notice of his or her intent to terminate, his or her employment with the Company.
(d)    No current or former employee of the Company is, or since January 1, 2009 has been, employed by the Company to conduct business activities of the Company in which such current or former employee’s office was outside of the United States.
2.14    Intellectual Property.

(a)    Schedule 2.14(a) of the Seller Disclosure Schedule accurately identifies each Company Product developed, manufactured, marketed or sold by or on behalf of the Company at any time during the previous five (5) years, including products or services currently under development by the Company.
(b)    Schedule 2.14(b) of the Seller Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and the current status of such registration; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Schedule 2.14(a) of the Seller Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected by the Company to embody, utilize or be based upon or derived from) such item of Registered IP. Sellers have provided to Buyer accurate and complete copies of all issued patents and certificates of registration with respect to each such item of Registered IP.
(c)    Schedule 2.14(c) of the Seller Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into any of the Company Products and (C) is generally available on standard terms for less than $10,000); (ii) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
(d)    Schedule 2.14(d) of the Seller Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest in, any Company IP (except non-exclusive object code licenses granted to customers in the ordinary course of business need not be listed), and lists the Company IP so licensed. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.
(e)    Sellers have provided to Buyer an accurate and complete copy of each standard form of Company IP Contract used by the Company, including, to the extent applicable, each standard form of: (i) end user license agreement; (ii) product or service support agreement; (iii) statement of work; (iv) development agreement; (v) distributor or reseller agreement; (vi) employee agreement containing any Intellectual Property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vii) consulting or independent contractor agreement containing any Intellectual Property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (viii) confidentiality or nondisclosure agreement; (ix) order forms; and (x) alliance or similar agreements. Schedule 2.14(e) of the Seller Disclosure Schedule accurately identifies each Company

IP Contract entered into in the past five (5) years that deviates in any material respect from the corresponding standard form agreement provided to Buyer.
(f)    Except as set forth in Schedule 2.14(f) of the Seller Disclosure Schedule, the Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company as identified in Schedule 2.14(c) of the Seller Disclosure Schedule) free and clear of any encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 2.14(d) of the Seller Disclosure Schedule). Without limiting the generality of the foregoing:
(i)    Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed an agreement, which is valid and enforceable against such employee or contractor, containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, employee, consultant or contractor of the Company has asserted any claim, right (whether or not currently exercisable) or interest to or in any Company IP. To the Sellers’ knowledge, no employee of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality obligations.
(ii)    No funding, facilities or personnel of any Government Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.
(iii)    Except as set forth on Schedule 2.14(f)(iii) of the Seller Disclosure Schedule, the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.
(iv)    Except as set forth on Schedule 2.14(f)(iv) of the Seller Disclosure Schedule, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person.
(v)    The Company is not, and the Company never was, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.
(vi)    The Company owns or otherwise has, and as of immediately following the Effective Time will have, all Intellectual Property Rights needed to conduct its business as currently conducted.
(g)    All Company IP is valid, subsisting and enforceable (excluding any applications for registering Company IP) as currently used or proposed to be used by the Company. Without limiting the generality of the foregoing:

(i)    Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.
(ii)    Except as set forth in Schedule 2.14(g)(ii) of the Seller Disclosure Schedule, to Sellers’ knowledge, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. Except as set forth in Schedule 2.14(g)(ii) of the Seller Disclosure Schedule, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used or applied for by or on behalf of the Company.
(iii)    With respect to each item of Company IP that is Registered IP, the Company is and at all times has been in compliance with all legal requirements and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline, except as set forth in Schedule 2.14(g)(iii) of the Seller Disclosure Schedule. Except as set forth in Schedule 2.14(g)(iii) of the Seller Disclosure Schedule, no application for a patent, copyright or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected. Schedule 2.14(g)(iii) of the Seller Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Company IP in full force and effect.
(iv)    No interference, opposition, reissue, reexamination or other Action is pending or, to Sellers’ knowledge, threatened against the Company in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged. To Sellers’ knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.
(h)    Except as set forth in Schedule 2.14(h) of the Seller Disclosure Schedule, to the Sellers’ knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Schedule 2.14(h) of the Seller Disclosure Schedule accurately identifies (and Sellers have provided to Buyer an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its Representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(i)    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or encumbrance on, any Company IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 2.14(c) of the Seller Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.
(j)    Except as set forth in Schedule 2.14(j)(i) of the Seller Disclosure Schedule, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
(i)    Except as set forth in Schedule 2.14(j)(i) of the Seller Disclosure Schedule, no product or service ever manufactured, produced, distributed, published, provided or sold by or on behalf of the Company has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person.
(ii)    No infringement, misappropriation or similar claim or Action is pending or, to Sellers’ knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Action. Except as set forth in Schedule 2.14(j)(ii) of the Seller Disclosure Schedule, the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of another Person and to Sellers’ knowledge, there are no facts or circumstances which would be likely to form the basis for any such claim or allegation.
(iii)    Except as set forth in Schedule 2.14(j)(iii) of the Seller Disclosure Schedule, the Company is not bound by any Contract entered into in the last five (5) years to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.
(k)    No claim or Action against the Company involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to Sellers’ knowledge, has been threatened against the Company, except for any such claim or Action that, if adversely determined, would not materially adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (ii) the manufacturing, distribution or sale of any Company Product.
(l)    Except as set forth in Schedule 2.14(l) of the Seller Disclosure Schedule, to Sellers’ knowledge, none of the Software currently marketed or marketed in the past five (5) years by the Company as a Company Product (other than non-customized third-party Software licensed to the Company for internal use on a non-exclusive basis) (collectively, “Company Software”): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date or currency data) that materially and adversely affects the use, functionality or performance of such Company Software or any Company Product containing such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any Company Product containing, supported, hosted or provisioned by, or used in conjunction with, such Company Software. Sellers have made available a list of all currently known bugs, defects and errors in Company Software currently marketed as a Company Product.
(m)    Except as otherwise set forth on Schedule 2.14(m) of the Seller Disclosure Schedule, no Company Software contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “disabling code” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device which connects to or accesses such code or on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent, excluding logons, passwords, administrative authorizations and other programmed security measures.
(n)    Schedule 2.14(n) of the Seller Disclosure Schedule lists all escrow agreements to which the Company is a party and lists all other parties thereto. Except as set forth in Schedule 2.14(n) of the Seller Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees and consultants employed by the Company to perform software development services for the Company). Except as set forth in Schedule 2.14(n) of the Seller Disclosure Schedule, the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. Except as set forth in Schedule 2.14(n) of the Seller Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any escrow agent or other Person. Except as set forth in Schedule 2.14(n) of the Seller Disclosure Schedule, no Company Software or Company IP exploited or currently being developed by the Company has been licensed, distributed or otherwise made available as Open Source Technology.
(o)    Except as set forth in Schedule 2.14(o)(i) of the Seller Disclosure Schedule, no Company Software or other Intellectual Property owned or currently being developed by the Company is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that: (i) requires, or conditions the use or distribution of such Company Software or other Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Company Software or other Intellectual Property; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or provide access to any Company Software or other Intellectual Property.  Except as set forth in Schedule 2.14(o)(ii) of the Seller Disclosure Schedule, no Open Source Technology was or is used in, incorporated into, derived from, dynamically linked to, integrated, distributed or bundled with, or used in the development or compilation of, any Company Software exploited or currently being developed by the Company.
(p)    All Computer Systems used by the Company in connection with the operation of its business which are owned, leased, or in the Company’s control (“Company Computer Systems”) are in good working order and condition and have been used and maintained in material accordance with their documentation. The Company has not experienced any significant defect in design, workmanship or material of the Company Computer Systems which has not been resolved, and the Company Computer Systems have the performance capabilities, processing capacity, resources, characteristics and functions needed to conduct the Company’s business as currently conducted. The use prior to the Closing of the Company Computer Systems by the Company (including any Software modifications) has not resulted in and would not reasonably be expected to result in the termination of any maintenance, service, escrow, license or support agreement relating to any part of the Company Computer Systems or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company.
(q)    The Company maintains reasonable administrative, physical and technical security controls for the Company Computer Systems in an effort to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities of any employee or contractor of the Company, hackers or any other Person. To Sellers’ knowledge, there have been no material breaches of the Company’s security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in all or any portion of the Company Computer Systems, including any such breach or incident that requires notice to any Person.
(r)    The Company has complied in all material respects with all Applicable Laws and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties on behalf of or having authorized access to the records of the Company. The Company has not received any written complaint regarding the Company’s collection, use or disclosure of Personal Information. The Company has not experienced any material breach of security or unauthorized access by third parties to Personal Information in the Company’s possession, custody or control.
(s)    The Company’s operation of any websites used in connection with the business of the Company, the content thereof, and all data processed, collected, stored or disseminated in connection therewith by the Company, comply in all material respects with all Applicable Law, and do not violate any Person’s right of privacy or publicity. The Company has posted privacy policies governing the Company’s use of data on its websites, and the Company has complied with such applicable privacy policies in all material respects. The Company has taken reasonable steps to secure its websites and data from unauthorized access or use thereof by any Person. To Sellers’ knowledge, no website security measure implemented by the Company has been penetrated on the Company’s server, and no website maintained by the Company has been the target of any successful defacement, unauthorized access, denial-of-service assault or other attack by hackers.

2.15    Taxes.
(a)    Effective as of April 3, 1991 (the “Election Date”), Sellers made a valid election under Section 1362 of the Code and, except as set forth on Section 2.15(a) of the Seller Disclosure Schedule, where required, any corresponding state or local Tax provision for the Company to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent thereto.  At no time on or after the Election Date, has any Seller or the Company experienced any of the following: (i) any corporate level Tax event under Section 1374 or any other provision of the Code; or (ii) any type or form of voluntary, involuntary or inadvertent termination of its S corporation status other than the termination that will take place as a result of the Closing.  Neither the Company nor any of the Sellers, since the Election Date, have at any time taken any action or Tax Return position inconsistent with the treatment of the Company as an S corporation.  Similarly, neither the Company nor any Seller at any time failed to take any action required in order to maintain the Company’s S corporation status under the Code or any other Tax law.  Schedule 2.15(a) of the Seller Disclosure Schedule sets forth each state and locality where the Company has made a valid election under the applicable law of such jurisdiction to be an S corporation effective for all taxable periods beginning on or subsequent to the date of such election, and the date of such election.  The Company has documentary evidence of its S corporation election from the Internal Revenue Service (and other relevant taxing authorities), and the Company has delivered or otherwise made available to Buyer such documentary evidence along with the other tax records of the Company prior to the date hereof.
(b)    The Company has filed all material Tax Returns required to be filed by it, and all such Tax Returns are accurate and complete in all material respects. The Company has paid all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been asserted or assessed against the Company, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.
(c)    The Company has not: (i) received any written notice that it is being audited by any Taxing authority which audit has not yet been completed; (ii) granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (iii) granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Effective Time; (iv)  received a written inquiry from any Taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (v) availed itself of any Tax amnesty or similar relief in any Taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of the Company by any Taxing authority.
(d)    The Company has not assumed any material liability for the Taxes of another Person under any Contract or course of dealing which liability remains unpaid. The Company is not bound by any Tax sharing agreement or similar arrangements (including any indemnity arrangements) the principal subject of which is Taxes.
(e)    There is no lien for Taxes on any of the assets of the Company, except for inchoate liens for Taxes not yet due and payable.

(f)    The Company has properly withheld on all amounts paid to employees and has paid over all such amounts to the appropriate Taxing authorities.
(g)    The Company is not, nor has the Company been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law).
(h)    Except as set forth on Schedule 2.15(h), the Company has collected all material sales, value-added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Government Authority (or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.
(i)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) indebtedness discharged with respect to which an election has been made under Code section 108(i); (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
2.16    Employee Benefit Plans; ERISA.
(a)    Schedule 2.16(a) of the Seller Disclosure Schedule lists all: (i) “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”) whether or not subject to ERISA; (ii) “employee welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”) whether or not subject to ERISA; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plans; bonus, profit-sharing or other incentive plans; deferred compensation arrangements; severance plans; holiday or vacation plans; sabbatical programs; relocation arrangements; or any other fringe benefit programs; and (iv) other material employee benefit or compensation plans, agreements (including any individual agreements), programs, policies or arrangements, in each case covering employees, directors or consultants of the Company that either is maintained or contributed to by the Company or any of the Company ERISA Affiliates or to which the Company or any of the Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”).
(b)    With respect to each Company Employee Benefit Plan, the Company is in compliance in all material respects with, has performed all material obligations required under, and is not subject to liability as a result of violation of, the applicable provisions of ERISA, the Code and other Applicable Laws and the terms of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been administered in compliance in all material respects with its terms and Applicable Laws, including ERISA and the Code. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms without material liability to Buyer or the Company, and no Company Employee Benefit Plan or the assets of such plan will be subject to any surrender fees or service fees upon termination of such plan other than the normal and reasonable administrative fees associated with the termination of benefit plans.
(c)    All contributions to, and payments from, the Company’s Pension Plans which are required to have been made in accordance with the Company’s Pension Plans have been timely made, and timely deposits of employee contributions have been made.
(d)    All of the Company’s Pension Plans intended to qualify under Section 401(a) of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code. With respect to each Company Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Company Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the IRS with respect to its qualification or Tax exemption, as the case may be. No Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has permitted investment in the Securities.
(e)    There are no: (i) Actions pending or, to Sellers’ knowledge, threatened by any Government Authority involving the Company Employee Benefit Plans; nor (ii) Actions pending or, to Sellers’ knowledge, threatened claims (other than routine claims for benefits) against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or against any fiduciary of any Company Employee Benefit Plans or against the Company with respect to such Company Employee Benefit Plans or asserting any rights or claims to benefits under any Company Employee Benefit Plan or against the assets of any trust under such Company Employee Benefit Plan. To Sellers’ knowledge, there are no facts or circumstances which would form the basis for any Action contemplated by this Section 2.16(e).
(f)    Neither the Company nor any employee of the Company, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans maintained by the Company, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than one which qualifies for an applicable exemption.
(g)    Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, nor have they sponsored, maintained, administered or contributed to, or had any liability with respect to, any Pension Plan subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA. The Company does not maintain, contribute or have any liability with respect to any Pension Plan or Welfare Plan which is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(h)    Neither the Company nor any of the Company ERISA Affiliates has incurred any liability under Title IV of ERISA or Section 413 of the Code with respect to a Company Employee Benefit Plan that has not been satisfied in full.
(i)    With respect to each of the Company Employee Benefit Plans, accurate and complete copies of the following documents have been made available to Buyer: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent United States Internal Revenue Service (“IRS”) determination letter, and opinion letter, if any; (vi) copies of the three (3) most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) copies of any fiduciary or investment committee minutes or meeting notes for the three (3) most recent plan years. The Company has timely filed and delivered, and made available to Buyer, the three (3) most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and timely made all material communications with participants, the IRS, the U.S. Department of Labor, any other applicable Government Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.
(j)    None of the Welfare Plans maintained by the Company provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA or Applicable Law, and then only at the expense of the participant or the participant’s beneficiary. The Company and the Company ERISA Affiliates that maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA and Part 6 of Subtitle B of Title I of ERISA.
(k)    No liability of the Company under any Pension Plan or Welfare Plan has been satisfied with the purchase of a contract from an insurance company as to which the Company has received written notice that such insurance company is in rehabilitation or a comparable proceeding. With respect to each Welfare Plan maintained by the Company, all claims for which the Company has any liability are either: (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (“HMO”), pursuant to which the HMO bears the liability for claims; or (iii) reflected as a liability or accrued for in the Company Financial Statements.
(l)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) entitle any current or former employee, officer, director or other service provider of the Company to severance pay, unemployment compensation, a change of control payment or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider. Since January 1, 2009, there has been no amendment to any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.
(m)    No Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.
(n)    The Company is in compliance in all material respects with the WARN Act. In the past two (2) years: (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof or any similar event that when aggregated with enough such other events would trigger the advance notice requirements of the WARN Act.
2.17    Certain Business Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
2.18    Environmental Matters.
(a)    Except for the use in compliance with all Applicable Laws of ordinary amounts of cleaning and office equipment supplies, no Hazardous Materials are present, as a result of the actions of the Company or, to Sellers’ knowledge, as a result of any actions of any other Person, in the premises occupied or leased by the Company, in each case as would result in a material violation of any Environmental Laws.
(b)    The Company has not transported, stored, used, manufactured, disposed of, released or exposed any Person to Hazardous Materials in material violation of any Environmental Law, nor has the Company disposed of, transported, sold, used, released, exposed any Person to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in material violation of any Environmental Laws.
(c)    No material Action is pending or threatened, concerning any Company Permit, Hazardous Material or Hazardous Materials Activity of the Company. The Company has not received written notice that it is responsible, or potentially responsible, for the investigation, remediation, cleanup or similar action at any property presently or formerly used by it for recycling, disposal or handling of Hazardous Materials.

2.19    Finders or Brokers. Except as set forth in Schedule 2.19 of the Seller Disclosure Schedule, none of Sellers nor the Company has employed or retained any investment banker, broker, finder or other similar intermediary who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
2.20    Full Disclosure. Neither this Agreement, the Seller Disclosure Schedule nor any other certificates or affidavits executed by Sellers or by any officer of the Company on behalf of the Company and delivered at the Closing (collectively, the “Closing Documents”): (i) contains any representation or warranty by Sellers made to Buyer or information regarding the Company or any Seller that is false or misleading with respect to any material fact; or (ii) omits to state any material fact necessary in order to make the representations and warranties made by Sellers to Buyer and information regarding the Company or any Seller contained herein or therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.
2.21    Disclaimer of other Representations and Warranties. Except as expressly set forth herein and in the Closing Documents, Sellers make no other representation or warranty, express or implied, at law or in equity, in respect of Sellers, the Company or any of their respective owners, assets, liabilities or operations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the Closing Date as follows:
3.1    Organization, Etc.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Buyer is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement by the Outside Date.
(b)    Buyer is not in violation of any provision of its certificate of incorporation or bylaws.
3.2    Authority; Binding Nature. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.
3.3    No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Buyer in connection with the consummation by Buyer of the transactions contemplated hereby, except as may be required pursuant to the rules and regulations of the U.S. Securities and Exchange Commission or the Exchange. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby by Buyer, nor compliance by Buyer with all of the provisions hereof will: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) violate any Applicable Law; or (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any Contract that is material to Buyer.
3.4    Finders or Brokers. Buyer has not employed or retained any investment banker, broker, finder or other similar intermediary who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE IV
COVENANTS
4.1    Public Announcements. No Seller shall issue any press release or make any public statement or disclosure regarding this Agreement or any of the transactions contemplated hereby without Buyer’s prior written consent; provided, however, that the provisions of this Section 4.1 will not prohibit (a) any disclosure to the extent required by any Applicable Law, or (b) any disclosure to the extent necessary in order to enforce any right or remedy relating to this Agreement or the transactions contemplated hereby.
4.2    Employee Benefit Matters.
(i)    Other than with respect to employees, if any, who enter into separate employment agreements with Buyer or any of its Affiliates, Buyer agrees to cause all employees of the Company as of the Effective Time (the “Current Employees”) to be eligible as of the Effective Time to participate in the employee benefit plans of Buyer and the Buyer Subsidiaries consistent with the eligibility criteria applied by Buyer and the Buyer Subsidiaries to other employees generally of Buyer and the Buyer Subsidiaries. As of and following the Effective Time, Buyer shall credit each Current Employee for his or her period of service with the Company prior to the Effective Time for purposes of determining eligibility to participate and vesting of benefits (but not for purposes of benefit accrual, except with respect to paid time off), except to the extent that such service credit would result in a duplication of benefits.

(j)    No provision in this Section 4.2 will: (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person other than the parties hereto and their respective successors and permitted assigns; (ii) constitute or create or be deemed to constitute or create an employment agreement or contract with any Person; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Buyer, the Company or any of their respective Affiliates; or (iv) limit Buyer’s discretion and authority to interpret any of its employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.
(k)    Provided that Buyer complies with its obligations pursuant to Section 4.2(a), no provision in this Section 4.2 will: (i) prohibit Buyer from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements) and/or making other changes in the administration or in the design, coverage and benefits provided to the Current Employees; or (ii) limit the right of Buyer to amend or terminate any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.
4.3    Section 338(h)(10) Elections and Tax Covenants.
(a)    Sellers and Buyer intend for the purchase and sale of the Securities to qualify as a “qualified stock purchase” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(c). Sellers and Buyer shall make a joint election under

Section 338(h)(10) of the Code and under any comparable provision of applicable state, local and foreign Law with respect to Buyer’s purchase of the Securities (collectively, the “Section 338(h)(10) Elections”). Buyer and Sellers shall take all necessary steps and cooperate in good faith, including the exchange of information, to effect and preserve valid and timely Section 338(h)(10) Elections. Except as otherwise required by Applicable Law, each Seller and Buyer agrees that: (i) it shall, and shall cause each of its Affiliates to, report, act and file all Tax Returns in all respects and for all purposes consistent with a Section 338(h)(10) Election; and (ii) it will not, and will not permit its Affiliates to, take any position that is inconsistent with the Section 338(h)(10) Elections.
(b)    At least two (2) business days prior to the Closing Date, Buyer shall prepare and deliver to Sellers an Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, and any corresponding forms under comparable provisions of applicable state, local or foreign tax Law (collectively, the “Section 338(h)(10) Election Forms”). At the Closing, Sellers shall deliver to Buyer such Section 338(h)(10) Election Forms, duly executed. Sellers authorize Buyer to file each Section 338(h)(10) Election Form with the appropriate Taxing authority on behalf of Sellers and Buyer. Promptly following each such filing, Buyer shall provide Sellers with a copy of such filed Section 338(h)(10) Election Form. As reasonably requested from time to time by Buyer, Sellers shall assist Buyer, and shall provide the necessary information to Buyer, in connection with the preparation of any other forms and documentation required to effect valid and timely Section 338(h)(10) Elections. Buyer shall timely file such elections.
(c)    Annex I sets forth an allocation, estimated in good faith, of the deemed purchase price among the assets of the Company in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. The allocation set forth in Annex I shall be used for all purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company on Form 8883 (and any corresponding forms under comparable provisions of applicable state, local or foreign law) in connection with the Section 338(h)(10) Elections. Each of the parties agrees to: (i) prepare and timely file all Tax Returns in a manner consistent with the allocation set forth in Annex I; and (ii) otherwise act in accordance with such allocation for all Tax purposes. In the event that any Government Authority disputes such allocation, either Sellers or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute and keep the other party apprised of any material developments concerning the resolution of such dispute.
(d)    Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Company that are due after the Closing Date. Except as required by Applicable Law, Buyer shall not file an amended Tax Return for the Company for any taxable period beginning before the Closing Date if it would result in additional tax liability to Sellers, without the prior written consent of Sellers, which consent may not be unreasonably withheld, conditioned or delayed. Prior to beginning the preparation of a Tax Return for the Company for any taxable period beginning before the Closing Date in a jurisdiction in which the filing of such Tax Return would be inconsistent with the past practices employed by the Company, Buyer shall notify Sellers that it is planning to prepare such a Tax Return, identifying the jurisdiction(s) involved, and discuss with Sellers the reasons for Buyer’s determination that a filing is required by Applicable Law. With respect to any Tax Return of the Company that will be filed after the Closing Date for any Straddle Period, or for any taxable year that ends on or before the Closing Date, Buyer shall deliver a copy of such Tax Return to Sellers at least thirty (30) calendar days prior to the due date (giving effect to any extension thereof), accompanied, in the case of a Tax Return for a Straddle Period, by an allocation of the Taxes shown to be due on such Tax Return between the portion of such Straddle Period occurring before the Closing Date and the portion thereof occurring after the Closing Date, and shall consider in good faith any proposed changes to such Tax Returns as are reasonably requested by Sellers. Sellers and Buyer shall provide to one another such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.
4.4    Founder Retention Bonus Covenants. Buyer shall, and shall cause the Company to, comply with the covenants and agreements set out in the Founder Retention Bonus Agreement.

ARTICLE V
CLOSING DELIVERIES
5.1    Documents Delivered by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:
(a)    Certificates or other applicable documentation representing the Securities, in each case duly endorsed or accompanied by duly executed stock powers for transfer to Buyer, as applicable;
(b)    An affidavit of non-foreign status of each Seller that complies with Section 1445 of the Code;
(c)    Copies of all consents required to be obtained in connection with the transactions contemplated by this Agreement pursuant to the Contracts set forth on Schedule 5.1(c);
(d)    A duly executed amendment to that certain Single Tenant Lease, dated as of May 17, 2006, by and between HSS Holdings LLC and the Company in the form attached hereto as Exhibit D;
(e)    Duly executed copies of the Warrant Termination Agreements;
(f)    Copies of the Non-Competition Agreements duly executed by each Seller;
(g)    A copy of the Flow of Funds Memorandum duly executed by the Sellers’ Representative;
(h)    Copies of the Founder Retention Bonus Agreements duly executed by each of the Founders; and
(i)    A copy of the Escrow Agreement duly executed by the Sellers’ Representative.
5.2    Documents Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:
(e)    The Net Closing Consideration in accordance with Section 1.2;
(f)    Copies of the Non-Competition Agreements duly executed by Buyer;
(g)    A copy of the Flow of Funds Memorandum duly executed by Buyer;
(h)    Copies of the Founder Retention Bonus Agreements duly executed by Buyer;
(i)    A copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent; and

(j)    An offer letter for each of the Key Employees.
ARTICLE VI
INDEMNIFICATION
6.1    Survival of Representations, Etc.
(k)    Except for the representations and warranties made by Sellers in Sections 2.1, 2.2, 2.4, 2.7, 2.14(b), 2.14(d), 2.14(f) (excluding (i)-(vi)), 2.14(g) (excluding (i)-(iv)), 2.14(j) (excluding (i)-(iii)), 2.14(k), 2.14(o), 2.15 and 2.19 (the “Fundamental Representations”), the representations and warranties made by Sellers to Buyer in this Agreement (including the representations and warranties set forth in Article II), and the Closing Documents, together in each case with the corresponding indemnification rights of the Indemnitees set forth in this Article VI, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on the date that is eighteen (18) months following the Closing Date.
(l)    Subject to Section 6.1(g), the representations and warranties made by Sellers in Section 2.4, together with the corresponding indemnification rights of the Indemnitees set forth in this Article VI, shall survive the Closing indefinitely.
(m)    Subject to Section 6.1(g), the representations and warranties made by Sellers in Section 2.15, together with the corresponding indemnification rights of the Indemnitees set forth in this Article VI, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on the date that is thirty (30) days following the expiration of the applicable statute of limitations.
(n)    Subject to Section 6.1(g), the Fundamental Representations (other than the representations and warranties made by Sellers in Section 2.4 and Section 2.15), together in each case with the corresponding indemnification rights of the Indemnitees set forth in this Article VI, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on the date that is thirty-six (36) months following the Closing Date.
(o)    Subject to Section 6.1(g), all of the covenants and obligations of Sellers to Buyer contained in this Agreement and the Closing Documents, together in each case with the corresponding indemnification rights of the Indemnitees set forth in this Article VI, shall survive: (i) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by Buyer; or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.
(p)    All representations and warranties made by Buyer shall terminate, expire and be of no further force or effect as of the Effective Time. All of the covenants and obligations of Buyer contained in this Agreement shall survive: (i) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by Sellers’ Representative; or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(q)    If, at any time prior to the expiration of the applicable survival period set forth above with respect to any particular representation, warranty, covenant or obligation of Sellers, Buyer, on behalf of any Indemnitee, delivers to the Sellers’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any representation or warranty referenced in Section 6.1(a), 6.1(b), 6.1(c) or 6.1(d) or a breach of any covenant or obligation referenced in Section 6.1(e), setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist and identifying the amount of asserted Damages under Section 6.2 based on such alleged inaccuracy or breach, then the representation, warranty, covenant or obligation underlying the claim asserted in such notice and all corresponding indemnification rights of the Indemnitees set forth in this Article VI with respect solely to such claim shall survive until such time as such claim is fully and finally resolved in accordance with this Agreement and the Escrow Agreement.
(r)    The representations, warranties, covenants and obligations of Sellers contained in this Agreement, in each case subject to the exceptions set forth in the Seller Disclosure Schedule, and the rights and remedies that may be exercised by the Indemnitees hereunder, including in each case the survival period applicable thereto, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Indemnitee or any of its Representatives or Affiliates. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any Indemnitee’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article VI, or, subject to the express limitations set forth herein, any other remedy based on such representations, warranties, covenants and obligations.
6.2    Indemnification Rights.
(a)    Subject to the limitations and survival periods set forth in this Article VI, from and after the Effective Time, each Indemnitee shall be held harmless and indemnified from and against, and shall be compensated, reimbursed and have paid, any Damages which are suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of:
(i)    any inaccuracy in or breach of any representation or warranty of Sellers to Buyer set forth in this Agreement, the Seller Disclosure Schedule and any other Closing Documents as though such representations and warranties were made on and as of the Closing Date in connection with this Agreement and the transactions contemplated hereby, (in each case, without giving effect to any materiality or similar qualification contained or incorporated in such representation or warranty other than any materiality or similar qualification contained or incorporated in the representations and warranties in Sections 2.6, 2.9, 2.14(l), 2.16(l) and 2.20, which shall be given full effect);

(ii)    any breach of any covenant or obligation of Seller to Buyer, at or prior to the Effective Time, in this Agreement (including the covenants set forth in Article IV) or any Closing Document; or
(iii)    unpaid Taxes of the Company, including interest or penalties as a result of the nonpayment thereof, for any taxable years or periods ending on or before the Closing Date and the portion of any Straddle Period occurring before the Closing Date, excluding: (i) any Taxes which have been included as a liability in the determination of the Final Working Capital Amount; and (ii) any Taxes solely attributable to the Section 338(h)(10) Elections, as described in Section 4.3. Taxes for any period that begins on or before and ends after the Closing Date (a “Straddle Period”) shall be allocated as follows: (x) in the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, the portion of such Taxes allocated to the taxable period ending on or before the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period; and (y) in the case of any other Tax, the portion of such Taxes allocated to the taxable period ending on or before the Closing Date shall be determined on the basis of an interim closing of the books as of the end of the Closing Date;
(iv)    any indemnification obligations owing and paid by the Company to any past or present officers, directors or employees of the Company (whether under the California General Corporation Law, the Company Constituent Documents, any current indemnification agreement, this Agreement or otherwise) with respect to claims made against such past or present officers, directors or employees, in each case for any events or circumstances occurring or existing on or before the Effective Time; or
(v)    the matters set forth on Schedule 2.15(h) of the Seller Disclosure Schedule to the extent applicable to any taxable years or periods ending on or before the Closing Date and the portion of any Straddle Period occurring before the Closing Date.
6.3    Indemnification Payments; Remedies.
(a)    From and after the Effective Time, subject to Section 6.3(b)(ii), the Indemnitees’ right to recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters referred to in Section 6.2(a)(i) (other than with respect to the Fundamental Representations) (the matters for which recovery is limited to the Escrow Fund pursuant to this sentence being referred to as the “Escrow Matters”). The Indemnitees shall be entitled to indemnification for the Escrow Matters only to the extent that the aggregate Damages with respect thereto exceed an amount equal to $75,000 (the “Basket Amount”); provided, however, that if and when, and at all times after, the aggregate Damages of the Indemnitees with respect to Escrow Matters equal or exceed the Basket Amount, the Indemnitees shall be indemnified and held harmless with respect to the Damages in excess of the Basket Amount only.

(b)    With respect to any matters other than Escrow Matters for which the Indemnitees are entitled to indemnification pursuant to Section 6.2(a) (the “Non-Escrow Matters”), and in each case subject to the survival periods applicable thereto:
(i)    The Indemnitees may recover all applicable Damages for which any Indemnitee is entitled to indemnification pursuant to Section 6.2(a) from either: (i) the Escrow Fund; or (ii) directly from Sellers as set forth in Section 6.3(c); provided, however, that the Indemnitees must first seek recovery from the Escrow Fund prior to seeking recovery directly from Sellers if (x) the escrow period has not yet terminated and (y) there are still funds in the Escrow Fund that are not otherwise the subject of a pending claim by the Indemnitees; and provided further, that if the funds remaining in the Escrow Fund are less than the Damages claimed, the Indemnities will seek partial recovery from the Escrow Fund, and the remainder directly from Sellers.
(ii)    If, in accordance with the provisions of Section 6.3(b)(i), indemnification payments are made from the Escrow Fund to Indemnitees for Non-Escrow Matters and insufficient funds remain in the Escrow Fund to satisfy Damages arising from or as a result of an Escrow Matter that would, but for the provisions of Section 6.3(b)(i), be recoverable pursuant to this Article VI, then notwithstanding Section 6.3(a) but otherwise subject to the limitations (and exceptions thereto) with respect to Escrow Matters (including the Basket Amount and the time limitations applicable to claims regarding Escrow Matters) and subject to the other provisions of this Article VI, each Seller shall, jointly and severally, indemnify, compensate, reimburse and pay for such Seller’s Pro Rata Share of any Damages that are suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject and which arise from or as a result of, or are connected with, any such Escrow Matter; provided, however, that the maximum amount recoverable by the Indemnitees with respect to Escrow Matters pursuant to this Section 6.3(b)(ii) shall not exceed the amount of the Escrow Fund that is used, pursuant Section 6.3(b)(i), to make indemnification payments in respect of Damages arising from or as a result of Non-Escrow Matters.
(iii)    The parties acknowledge that the agreements set forth in this Section 6.3(b) regarding the Indemnitees’ obligation to first seek recovery against the Escrow Fund derive from the parties’ desire to address procedural matters of convenience and are not intended to otherwise affect, from an economic standpoint, the Indemnitees’ rights to seek recovery for Escrow Matters against the Escrow Fund or for Non-Escrow Matters against Sellers pursuant to Section 6.3(c).
(c)    Subject to the limitations and survival periods set forth in this Article VI, each Seller shall, jointly and severally, indemnify, compensate, reimburse and pay for such Seller’s Pro Rata Share of any Damages that are suffered or incurred by an Indemnitee or to which such Indemnitee may otherwise become subject and which arise from or as a result of, or are connected with, any Non-Escrow Matter.
(d)    The remedies provided in this Article VI shall be the sole and exclusive remedies of Buyer and the Indemnities for any breach or inaccuracy of the representations, warranties and covenants of Sellers under this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit any remedy of an Indemnitee for fraud, intentional misrepresentation or willful misconduct resulting in a breach of this Agreement on the part of Sellers or any of their respective Representatives in connection with this Agreement (including regarding the Escrow Fund being the sole and exclusive remedy with respect to Escrow Matters and the arrangements relating to the Basket Amount); provided, however, that in no event shall (i) any Seller that did not commit such fraud, intentional misrepresentation or willful misconduct have any monetary liability pursuant to this Agreement in excess of the portion of the Purchase Price actually received on a pre-Tax basis by such Seller pursuant to this Agreement (including any portion of the Escrow Fund that is ultimately released to such Seller based on such Seller’s Pro Rata Share) and (ii) absent fraud, intentional misrepresentation or willful misconduct, the aggregate liability of the Sellers for any and all Damages which arise from or as a result of any inaccuracy in or breach of any representation or warranty under Section 2.14 shall not exceed $10,000,000; and provided further, that this Section 6.3(d) shall not prohibit the Indemnitees from seeking and obtaining recourse against the Escrow Fund pursuant to the terms of this Article VI and shall not increase the liability of Sellers for Escrow Matters beyond the Escrow Fund.
(e)    Notwithstanding anything to the contrary contained in this Agreement, any Damages for which any Indemnitee is entitled to indemnification under this Article VI shall be determined without duplication of recovery by reason of any event giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement. No party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement.
(f)    In the event any Damages related to a claim under this Article VI are covered by insurance, Buyer shall use reasonable efforts to assert all claims under all applicable insurance policies, and Buyer will not be entitled to recover from Sellers (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Damages to the extent Buyer recovers the insurance payment specified in the applicable insurance policy, net of costs incurred to obtain such payment, costs to purchase or obtain such policy and incremental costs for any renewal policy based on such claim.
(g)    Each party agrees to use commercially reasonable efforts to mitigate any Damages which form the basis of a claim hereunder to the extent required by Applicable Law.
6.4    Defense of Third Party Claims.
(a)    In the event of the assertion or commencement by any Person of any claim or Action (whether against Buyer, any of the Buyer Subsidiaries or any other Person) with respect to which any of the Indemnitees may be entitled to indemnification, compensation, reimbursement or payment pursuant to this Article VI, Buyer shall promptly give the Sellers’ Representative written notice of such claim or Action (each, a “Claim”); provided, however, that any failure on the part of Buyer to so notify the Sellers’ Representative shall not limit any of the Indemnitees’ rights to indemnification, compensation, reimbursement or payment under this Article VI except to the extent such failure materially prejudices the defense of such Claim.
(b)    Within ten (10) business days of delivery of such written notice, the Sellers’ Representative may elect, by written notice delivered to Buyer, to take all necessary steps to control the defense or settlement of any Claim referenced in Section 6.5(a). If the Sellers’ Representative makes the foregoing election, Buyer will have the right to participate at its own expense in all negotiations and proceedings relating to such Claim and the Sellers’ Representative will provide Buyer with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. If the Sellers’ Representative does not make such election within such period or fails to defend or settle such Claim after such election, Buyer shall be free to handle the prosecution or defense of any such Claim and will permit the Sellers’ Representative, at the sole cost of Sellers, to participate in such prosecution or defense and will provide the Sellers’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. The party not in control of the prosecution or defense of a Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any Claim without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. For purposes of clarification, Buyer may withhold its consent to any settlement that (i) does not include a full general release of all the claims against each applicable Indemnitee from all parties to the litigation or (ii) places any limitation, condition or obligation on Buyer other than the payment of monetary damages that are paid in full by Sellers.
(c)    Notwithstanding the foregoing, if a Claim relates to any breach of the representations and warranties in Section 2.14, Buyer shall have the right, at its election and without compromising the rights of any Indemnitee to indemnification, compensation, reimbursement or payment under this Article VI, to retain control of the defense of such Claim rather than cede control of such Claim to the Sellers’ Representative; provided, however, that: (i) any outside legal counsel selected by Buyer shall be reasonably acceptable to Sellers’ Representative; (ii) the Sellers’ Representative will have the right to participate at its own expense in all negotiations and proceedings relating to such Claim and Buyer will provide the Sellers’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof; and (iii) if the resolution of such Claim results in a right to indemnification, compensation, reimbursement or payment under this Article VI in favor of any Indemnitee, Buyer shall not settle or compromise any such Claim without the written consent of the Sellers’ Representative, which consent will not be unreasonably withheld or delayed.
(d)    If Buyer proceeds with the defense of any Claim in accordance with this Section 6.4, all fees and expenses, including attorneys’ fees, incurred by Buyer in the defense of such Claim shall be deemed to be Damages for which Buyer is, subject to Section 6.3, entitled to indemnification, compensation, reimbursement or payment in accordance with this Article VI.
6.5    Exercise of Remedies; Tax Treatment.
(a)    No Indemnitee (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification, compensation, reimbursement or payment or exercise any other remedy under this Agreement directly.
(b)    To the extent permitted by Applicable Law, the parties agree to treat all payments under the provisions of this Article VI as an adjustment to the Purchase Price and such treatment shall govern for purposes of this Agreement.

ARTICLE VII
MISCELLANEOUS
7.1    Sellers’ Representative.
(b)    Sellers hereby irrevocably appoint Patrick G. Spink as the Sellers’ Representative and authorize the Sellers’ Representative to take, and consent to the Sellers’ Representative taking, the following actions for and on behalf of Sellers following the Closing: (i) to give and receive notices and communications; (ii) to take any and all actions relating to claims to hold harmless, indemnify, compensate, reimburse or pay any Indemnitee hereunder; (iii) to authorize delivery to Buyer of a portion of the Escrow Fund in satisfaction of claims by the Indemnitees; (iv) to object to such deliveries; (v) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (vi) to take all actions on behalf of Sellers in connection with the working capital adjustment contemplated in Section 1.4; (vii) to take all other actions contemplated for the Sellers’ Representative in this Agreement and in the Escrow Agreement; (viii) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement); (ix) to make all elections or decisions contemplated by this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement); (x) to amend, modify or waive provisions of this Agreement (subject to Section 6.2 and Section 6.3) or any of the other related agreements to which the Sellers’ Representative is a party; (xi) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with the Sellers’ Representative’s duties and obligations; and (xii) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all such matters relating to this Agreement (including Article VI) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such holder. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Seller. Any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims to hold harmless, indemnify, compensate, reimburse or pay any Indemnitee hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such holder. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same.
(c)    If the Sellers’ Representative shall for any reason become unable to fulfill its responsibilities as the agent of Sellers, then the Sellers shall, within ten (10) days after the date upon which the Sellers’ Representative becomes unable to fulfill its responsibilities, appoint a successor representative reasonably satisfactory to Buyer, and Buyer agrees that any of the Key Employees is reasonably satisfactory to Buyer. Any such successor shall become the “Sellers’ Representative” for all purposes hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to Brian E. Stafford.
(d)    The Sellers’ Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and Sellers will jointly and severally indemnify the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder. The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of Sellers hereunder, and Buyer agrees that it will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers hereunder.
(e)    The Sellers’ Representative will be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice will in no event subject the Sellers’ Representative to liability to any Seller.
(f)    The Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of his services hereunder. At the Closing and pursuant to Section 1.2, Buyer shall deposit with the Sellers’ Representative, for the benefit of Sellers, $200,000 out of the Net Closing Consideration (the “Expense Fund”) by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative. The Expense Fund shall be used by the Sellers’ Representative to pay third party out-of-pocket expenses incurred by the Sellers’ Representative (i) in his capacity as the Sellers’ Representative and (ii) in connection with any claim for indemnification by the Indemnitees, working capital adjustments or any other dispute or claim with respect to this Agreement or the transactions contemplated hereby. Upon the Sellers’ Representative’s determination, in his sole discretion, that he will not incur any additional expenses payable out of the Expense Fund in accordance with this Section 7.1(e), the Sellers’ Representative shall distribute the remaining portion of the Expense Fund, if any, to Sellers, in accordance with each Seller’s Pro Rata Share.
7.2    Amendment and Modification. This Agreement may be amended, modified or supplemented only by the written agreement of Buyer and Sellers.
7.3    Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Sellers (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Sellers), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

7.4    Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the recipient; (ii) when sent by email or confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:
if to Sellers, to:
Patrick G. Spink
2402 W St Thomas More Way
Spokane, WA  99208
509-389-9405 (cell)
509-863-9649 (home)
Email: pspink@chemsw.com

Brian E. Stafford
1878 Vintage Lane
Fairfield, CA  94535
707-290-0197 (cell)
707-864-8142 (home)
Email: bstafford@chemsw.com

David C. Hessler
179 Calkins Road
Ithaca, NY  14850
607-592-0409 (cell)
607- 272-3942 (home)
Email: dhessler@chemsw.com

with a copy to:	Holland & Knight, LLP
1600 Tysons Boulevard Suite 700
McLean, VA 22102
Facsimile: 703-720-8610
Attention: Jocelyn West Brittin
Email: jocelyn.brittin@hklaw.com

if to Buyer, to:	Accelrys, Inc.
5005 Wateridge Vista Drive
San Diego, CA 92121
Facsimile: 858-799-5107
Attention: Legal Department
Email: jason.gray@accelrys.com

with a copy to:	Paul Hastings LLP
4747 Executive Drive, 12th Floor

San Diego, CA 92121
Facsimile: 858-458-3132
Attention: Scott E. Oross
Email: scottoross@paulhastings.com
or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.4.
7.5    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than: (i) the parties hereto; and (ii) to the extent provided herein, the Indemnitees.
7.6    Governing Law. This Agreement shall be governed by the laws of the State of California without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.
7.7    Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that: (i) any party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In addition, each of the parties hereto: (x) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any state court located in the State of California in the event that any dispute arises out of this Agreement or the transactions contemplated hereby; (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (z) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than a federal court located in the State of California or a state court located in the State of California.
7.8    WAIVER OF JURY TRIAL. EACH SELLER AND BUYER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
7.9    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1)

party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.
7.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
7.11    Interpretation.
(a)    For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.
(b)    As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.
(c)    Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Seller Disclosure Schedule.
(d)    As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.
(e)    Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.

(f)    Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.
(g)    All references to any section of any law include any amendment of, and/or successor to, that section, but only to the extent such amendment and/or successor existed as of the Closing.
(h)    The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
(i)    All terms defined in this Agreement shall have such defined meanings when used in the Seller Disclosure Schedule or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.
(j)    Any document, information or report shall be deemed to have been made available to Buyer if posted on the Software Equity Group LLC Project Cheetah Sharefile data site no less than one (1) day prior to the Closing Date; provided, however, that in no event will the fact that any document, information or report has been made available to Buyer in any way limit Sellers’ obligation to disclose such document, information or report in the applicable section(s) of the Seller Disclosure Schedule.
7.12    Schedules; Listed Documents, Etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in the Closing Documents, except to the extent that the applicability of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure. The Exhibits and Schedules to this Agreement are a material part of this Agreement. Buyer acknowledges and agrees that: (i) certain agreements and other matters are listed in the Schedules for informational purposes only, as they do not rise above applicable materiality thresholds or their disclosure is not otherwise required under the terms of this Agreement, and in no event will such informational disclosures be deemed or interpreted to broaden or otherwise influence the construction or interpretation of any of the representations and warranties, and (ii) headings contained in the Schedules will not be deemed to modify or influence the interpretation of the information contained in the Schedules.
7.13    Representation of the Company and Sellers. The parties hereto agree that the fact that Holland & Knight LLP may have represented the Company and Sellers prior to Closing shall not prevent Holland & Knight LLP from representing Sellers in connection with any matters relating to this Agreement or the transactions contemplated hereby, including without limitation any disputes arising under this Agreement, after the Closing Date. As to any privileged attorney-client communications between Holland & Knight LLP and the Company prior to the Closing Date concerning this Agreement and the transactions contemplated hereby, each of Buyer and the Company agrees that it shall not use such communications in the defense or prosecution of any claim relating to this Agreement or the transactions contemplated hereby after the Closing Date.

7.14    Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Seller Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BRIAN E. STAFFORD AND DEBRA A. STAFFORD, TRUSTEES OF THE BRIAN AND DEBRA STAFFORD 1997 TRUST, UTA DATED APRIL 29, 1997
By:	/s/ Brian E. Stafford
Brian E. Stafford
By:	/s/ Debra A. Stafford
Debra A. Stafford

PATRICK G. SPINK AND MAIJA K. SPINK, TRUSTEES OF THE PATRICK AND MAIJA SPINK 1997 TRUST, UTA DATED APRIL 22, 1997
By:	/s/ Patrick G. Spink
Patrick G. Spink

By:	/s/ Maija K. Spink
Maija K. Spink

DAVID CHRISTOPHER HESSLER /s/ David C. Hessler

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

ACCELRYS, INC.
By:	/s/ Max Carnecchia
Name: Max Carnecchia
Title: President and Chief Executive Officer

SELLERS’ REPRESENTATIVE
/s/ Patrick G. Spink
Patrick G. Spink

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EXHIBIT A
CERTAIN DEFINITIONS
“Action” shall have the meaning set forth in Section 2.10(a).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
“Agreement” shall have the meaning set forth in the Preamble to this Agreement.
“Applicable Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Government Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.
“Auditor” shall have the meaning set forth in Section 1.4(f).
“Basket Amount” shall have the meaning set forth in Section 6.3(a).
“Buyer” shall have the meaning set forth in the Preamble to this Agreement.
“Buyer Subsidiaries” shall mean the Subsidiaries of Buyer.
“Change in Control Payments” shall mean all bonuses, severance payments, accelerated payments and other similar amounts that become payable by the Company to any directors, officers or employees of the Company or other Persons in connection with or as a result of the consummation of the transactions contemplated by this Agreement that arise from any Contracts or commitments of the Company or Sellers prior to the Closing Date; provided, however, that “Change in Control Payments” shall in no event include any Founder Retention Bonus Agreement Payments.
“Claim” shall have the meaning set forth in Section 6.4(a).
“Closing” shall have the meaning set forth in Section 1.3.
“Closing Date” shall have the meaning set forth in Section 1.3.
“Closing Documents” shall have the meaning set forth in Section 2.20.
“COBRA” shall have the meaning set forth in Section 2.13(b).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the Recitals.
“Company Balance Sheet” shall have the meaning set forth in Section 2.6.
“Company Common Stock” shall mean the common stock, no par value, of the Company.
“Company Computer Systems” shall have the meaning set forth in Section 2.14(p).

“Company Constituent Documents” shall mean the articles of incorporation of the Company and the bylaws of the Company, in each case as currently in effect.
“Company Contract” shall have the meaning set forth in Section 2.12(a).
“Company Employee Benefit Plans” shall have the meaning set forth in Section 2.16(a).
“Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including the Company.
“Company Financial Statements” shall have the meaning set forth in Section 2.6.
“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.
“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.
“Company Products” shall mean all proprietary products or services developed, manufactured, marketed or sold by or on behalf of the Company, including products or services currently under development by the Company.
“Company Software” shall have the meaning set forth in Section 2.14(l).
“Company Transaction Fees” shall mean all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred or payable by the Company in connection with this Agreement and the transactions contemplated hereby, including all such fees, costs and expenses associated with or incurred or payable in connection with: (i) the due diligence conducted in connection with this Agreement or anticipation of the transactions contemplated hereby; (ii) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; and (iii) the preparation and submission of any filing or notice, or the solicitation or obtaining of any consent, required in connection with the transactions contemplated by this Agreement.
“Company Warrant” shall mean a warrant to purchase Company Common Stock.
“Company Warrant Payments” shall mean and include all payments to holders of previously outstanding Company Warrants in consideration for the termination of such Company Warrants pursuant to the terms of the Warrant Termination Agreements.
“Computer Systems” shall mean computing, networking and communications equipment, including: (i) mainframe, midrange, server and distributed computing equipment; (ii) personal computers, laptop computers and workstations; (iii) voice/video, telecommunications and network equipment; (iv) associated attachments, features, accessories, peripheral devices, wiring and cabling; and (v) Software relating to or necessary for the operation of any of the foregoing.
“Contract” shall mean, with respect to any Person, any agreement, instrument, contract, obligation, commitment or arrangement, whether written or oral, to which such Person is a party.
“Current Employees” shall have the meaning set forth in Section 4.2(a).
“Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that “Damages” shall not include consequential or punitive damages (other than any such damages awarded in connection with a Claim that is the subject of Section 6.4).
“Debt” of a Person shall mean any of the following, without duplication, whether or not classified as indebtedness or a liability of the Person under GAAP, but in all events excluding all current liabilities (as determined on Schedule 1.4 of the Seller Disclosure Schedule):
(i)    any indebtedness of the Person (a) for borrowed money, (b) on a note, bond, debenture or similar instrument, (c) to repay a loan, advance or extension of credit, (d) on any security other than an equity security, (e) on a repurchase agreement, (f) under a conditional sale or title retention arrangement, (g) on a letter of credit, acceptance or acceptance facility, (h) as account party on a letter of credit, or to reimburse the issuer on a letter of credit; or (i) classified as a debt, indebtedness or financing under GAAP or any Applicable Law relating to Taxes (excluding any Tax related to the 338(h)(10) Elections);
(ii)    any Debt of a third party to the extent such Debt is subject to a guaranty by the Person; and
(iii)    all capitalized lease obligations of such Person or for which such Person may be liable, excluding, however, the equipment leases set forth on Section 2.12(v) numbers 18-29 of the Seller Disclosure Schedule.
“Disagreement Notice” shall have the meaning set forth in Section 1.4(e).
“Effective Time” shall have the meaning set forth in Section 1.3.
“Election Date” shall have the meaning set forth in Section 2.15(a).
“Environmental Law” shall mean any Applicable Law, rule or regulation promulgated by any Government Authority relating to: (i) the control of any potential Hazardous Materials or protection of the air, water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (iii) human health and safety with respect to exposures to and management of Hazardous Materials; or (iv) the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“Escrow Agent” shall have the meaning set forth in Section 1.5(b).
“Escrow Agreement” shall have the meaning set forth in Section 1.5(b).
“Escrow Amount” shall have the meaning set forth in Section 1.5(a).
“Escrow Fund” shall have the meaning set forth in Section 1.5(a).
“Escrow Matters” shall have the meaning set forth in Section 6.3(a).
“Estimated Adjustment Amount” shall have the meaning set forth in Section 1.4(c).
“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a).
“Estimated Working Capital Amount” shall have the meaning set forth in

Section 1.4(a).
“Estimated Working Capital Overage” shall have the meaning set forth in

Section 1.4(c).
“Estimated Working Capital Shortfall” shall have the meaning set forth in

Section 1.4(c).
“Exchange” shall mean the NASDAQ Global Market.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expense Fund” shall have the meaning set forth in Section 7.1(e).
“Final Adjustment Amount” shall have the meaning set forth in Section 1.4(h)(i).
“Final Closing Balance Sheet” shall have the meaning set forth in Section 1.4(g).
“Final Working Capital Amount” shall have the meaning set forth in Section 1.4(g).
“Flow of Funds Memorandum” shall have the meaning set forth in Section 1.2.
“Founder Retention Bonus Agreement” shall have the meaning set forth in Section 1.6.
“Founder Retention Bonus Agreement Payments” shall have the meaning set forth in the Founder Retention Bonus Agreement.
“Founders” shall mean Patrick G. Spink, Brian E. Stafford and David C. Hessler.

“Fundamental Representations” shall have the meaning set forth in Section 6.1(a).
“GAAP” shall have the meaning set forth in Section 2.6.
“Government Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).
“Hazardous Materials” shall mean and include any substance that has been designated by any Government Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant thereto, in all cases excluding office and janitorial supplies (insofar as they are stored or used in the ordinary course of business).
“Hazardous Materials Activities” shall have the meaning set forth in Section 2.18(b).
“HMO” shall have the meaning set forth in Section 2.16(k).
“Indemnitees” shall mean: (i) Buyer and the Buyer Subsidiaries; and (ii) Buyer’s and the Buyer Subsidiaries’ current and future Affiliates; (iii) the respective officers, directors, employees and agents of the Persons referred to in the foregoing clauses (i) and (ii); and (iv) the respective successors and assigns of the Persons referred to in clauses (i) and (ii) above.
“Intellectual Property” shall mean all proprietary algorithms, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form).
“Intellectual Property Rights” shall mean the following types of rights, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other intangible proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.
“IRS” shall have the meaning set forth in Section 2.16(i).

“Key Employees” shall mean Patrick G. Spink, Brian E. Stafford, David C. Hessler, and Steve Salter.
An individual shall be deemed to have “knowledge” or to have “known” of a particular fact, circumstance or matter if: (i) such individual is actually aware of such fact, circumstance or matter; or (ii) such individual would reasonably be expected to have knowledge of such fact, circumstance or matter given the position and job duties of such individual. A Person (other than an individual) shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if any individual who is serving, at the time the same is to be determined, as a director or officer of such Person has knowledge of such fact, circumstance or other matter; provided, however, that Sellers shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if any of Brian Stafford, Patrick Spink, David Hessler, Debra Stafford, or Maija Spink has knowledge of such fact, circumstance or other matter.
“material adverse effect” means in connection with the Company, any (i) event, change, circumstance, effect or state of facts that, when considered individually or in the aggregate, is or is reasonably likely to be materially adverse to the ability of the Company and Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) change in, or effect on, the operations, assets or condition (financial or otherwise) of the Company that, when considered as a whole, is or is reasonably likely to be materially adverse to the business, operations, assets or condition (financial or otherwise) of the Company; provided, however, that none of the following events, either alone or in combination, will be considered a material adverse effect (so long as, in each case, the Company is not disproportionately affected by such effect, event or condition as compared to industry peers): (a) any change, circumstance, fact, effect, event or condition materially and adversely affecting the economy in general, or (b) any change, circumstance, fact, effect, event or condition materially and adversely affecting the industry in which the Company operates.
“Net Closing Consideration” shall mean have the meaning set forth in Section 1.2.
“Non-Competition Agreements” shall mean the non-competition agreements by and between Buyer and each Seller, in each case substantially the form attached hereto as Exhibit E.
“Non-Escrow Matters” shall have the meaning set forth in Section 6.3(b).
“Open Source License” shall mean any license or distribution model or agreement for any Open Source Technology.
“Open Source Technology” shall mean any Intellectual Property owned by, used by or licensed to the Company that: (i) is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Intellectual Property that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models; or (ii) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by the Company (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or

(c) be redistributable at no charge.
“Order” shall have the meaning set forth in Section 2.10(b).
“Pension Plans” shall have the meaning set forth in Section 2.16(a).
“Permitted Liens” shall mean and include: (i) liens for current Taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) liens securing debt reflected on the Company Balance Sheet; (iv) liens recorded pursuant to any Environmental Law; or (v) liens or failures to have good and valid title which have not resulted in, and would not reasonably be expected to result in, any material liability to the Company.
“Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.
“Personal Information” means: (i) personally identifiable information or personal data as defined under any Applicable Law, including: (A) personally identifiable information as defined by Title V of the United States Gramm-Leach-Bliley Act,

15 U.S.C. §§6801, et seq., and any amendments thereto and regulations promulgated thereunder and (B) personal data as defined in the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995, and any amendments thereto; and (ii) personal information, including a person’s name, information about a person’s sex, date of birth, age, income, address, email address, telephone number, Social Security number, state identification or driver’s license numbers, account information, PIN numbers, access and security codes, login information, health or medical information, mother’s maiden name, or credit information.
“Pro Rata Share” shall mean the pro rata portion applicable to a Seller, based on a fraction: (i) the numerator of which is the number of shares of Company Common Stock owned by such Seller immediately prior to the Closing; and (ii) the denominator of which is the number of shares of Company Common Stock which are issued and outstanding immediately prior to the Closing.
“Purchase Price” shall have the meaning set forth in Section 1.2.
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Government Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Representatives” shall mean a party’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Reviewed Closing Balance Sheet” shall have the meaning set forth in Section 1.4(d).
“Reviewed Working Capital Amount” shall have the meaning set forth in Section 1.4(d).

“Reviewed Working Capital Overage” shall have the meaning set forth in Section 1.4(h).
“Reviewed Working Capital Shortfall” shall have the meaning set forth in Section 1.4(h).
“Securities” shall have the meaning set forth in the Recitals.
“Section 338(h)(10) Election Forms” shall have the meaning set forth in Section 4.3(b).
“Section 338(h)(10) Elections” shall have the meaning set forth in Section 4.3(a).
“Seller” and “Sellers” shall have the meaning set forth in the Preamble to this Agreement.
“Seller Disclosure Schedule” shall have the meaning set forth in Article II.
“Sellers’ Representative” shall have the meaning set forth in the Preamble to this Agreement.
“Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.
“Straddle Period” shall have the meaning set forth in Section 6.2(a)(iii).
“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.
“Target Working Capital Amount” shall mean $833,000.
“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee or successor of any other Person.
“Tax Offset Amount” shall mean an amount equal to $300,000.

“Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.
“Transaction Documents” shall mean the Escrow Agreement, the Founder Retention Bonus Agreements, and the lease amendment in the form attached hereto as Exhibit D.
“WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable state or local law and the rules and regulations issued thereunder.
“Warrant Termination Agreements” shall mean those certain agreements by and between the Company and each holder of Company Warrants, which collectively provide for the termination of any and all previously outstanding Company Warrants.
“Welfare Plans” shall have the meaning set forth in Section 2.16(a).
“Working Capital Amount” shall mean an amount equal to the difference of the current assets minus the current liabilities, in each case as determined on Schedule 1.4 of the Seller Disclosure Schedule.
**************

EXHIBIT B
Form of Escrow Agreement

EXHIBIT C
Form of Founder Retention Bonus Agreement

EXHIBIT D
Amendment to Lease

EXHIBIT E
Form of Non-Competition Agreement